EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report included herein dated February 12, 2010, with respect to the consolidated balance sheets of ASIA CORK, INC. and subsidiaries as of December 31, 2008, 2007 and 2006 and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income and cash flows for each of the years in the three year period ended December 31, 2008. We also consent to the reference of our Firm’s name under the caption “Experts” in such Registration Statement and related prospectus.

MS Group CPA LLC

MS Group CPA LLC,
Edison, New Jersey

Dated Febraury 12, 2010